================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 18)

                           ---------------------------

                           REGENCY CENTERS CORPORATION
                      (FORMERLY REGENCY REALTY CORPORATION)
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE                       758849 10 3
   (Title of class of securities)                           (CUSIP number)


                             BRIAN T. MCANANEY, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             RAYMOND O. GIETZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153


                                  MAY 14, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
(However, see the Notes.)

                         (Continued on following pages)
                              (Page 1 of 16 pages)

================================================================================

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 2 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------
---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL GROUP INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         36-3692698
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [  ]
                                                                                                                       (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                             [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------




                                       2


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 3 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SC CAPITAL INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         74-2985638
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [  ]
                                                                                                                        (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEVADA

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       3


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 4 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SC REALTY INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         88-0330184
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [  ]
                                                                                                                        (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):            [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEVADA

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       4


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                 Page 5 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL OPERATIONS INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         52-2146697
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       5


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 6 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         74-2869169
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       6


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                     Page 7 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON:
---------------------- ------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- ------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                 [  ]

---------------------- ------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       7


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                  Page 8 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL CORPORATION
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   56.7%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       8


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                     Page 9 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL SERVICES, INC.
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    0
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               0
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL
                                                                                                 SHARES DISCLAIMED BY GENERAL
                                                                                                 ELECTRIC CAPITAL SERVICES, INC.
---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         NOT APPLICABLE
                                                                                                                   (SEE 11 ABOVE)
---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       9


--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                  Page 10 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC COMPANY
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEW YORK

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    0
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               0
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL
                                                                                                 SHARES DISCLAIMED BY GENERAL
                                                                                                 ELECTRIC COMPANY
---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         NOT APPLICABLE
                                                                                                                   (SEE 11 ABOVE)
---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------


                     This Amendment No. 18 ("Amendment No. 18") is filed by Security Capital Group Incorporated, a Maryland corporation ("Security Capital Group"), SC Capital Incorporated, a Nevada corporation ("SC Capital") and a wholly owned subsidiary of Security Capital Group, SC Realty Incorporated, a Nevada corporation ("SC-Realty") and a wholly owned subsidiary of SC Capital, Security Capital Operations Incorporated, a Maryland corporation ("Operations") and a wholly owned subsidiary of SC-Realty, Security Capital Shopping Mall Business Trust, a Maryland real estate investment trust and a subsidiary of Operations (f/k/a Midwest Mixed-Use Realty Investors Trust) ("SC Shopping Mall Business Trust"), General Electric Company, a New York corporation ("GE"), General Electric Capital Services, Inc., a Delaware corporation ("GECS") and a wholly owned subsidiary of GE, General Electric Capital Corporation, a Delaware corporation ("GECC") and a wholly owned subsidiary of GECS, and GE Capital International Holdings Corporation, a Delaware corporation ("GE Holdings" and, together with GE, GECS, GECC, Security Capital Group, SC Capital, SC-Realty, Operations and SC Shopping Mall Business Trust, the "Reporting Persons") and a wholly owned subsidiary of GECC and the parent corporation of Security Capital Group.

                     This Amendment No. 18 amends the Schedule 13D originally filed by Security Capital U.S. Realty and Security Capital Holdings S.A. on June 21, 1996 (as previously amended, the "Schedule 13D"). This Amendment No. 18 relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Regency Centers Corporation, a Florida corporation (f/k/a Regency Realty Corporation) ("Regency"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D, as amended.

ITEM 4.              PURPOSE OF TRANSACTION.

                     On May 14, 2003, Security Capital Group delivered a written request to Regency (the "Registration Request") exercising certain rights that it has pursuant to Section 2(a) of the Registration Rights Agreement, dated as of July 10, 1996, by and among Regency, Security Capital Holdings S.A. and Security Capital U.S. Realty (as previously amended, the "Registration Rights Agreement"), to which Security Capital Group succeeded as successor to Security Capital U.S. Realty, to request that Regency use its reasonable best efforts to promptly file a registration statement under the Securities Act of 1933 for the offering on a continuous or delayed basis in the future of 34,273,236 shares of Common Stock (the "Registration Shares"), representing all of the shares of Common Stock held of record by SC Shopping Mall Business Trust. A copy of the Registration Request is filed as Exhibit 19 and a copy of a joint press release issued by Security Capital Group and Regency on May 14, 2003 in connection with the Registration Request is filed as Exhibit 20.

                     A registration statement must be filed by Regency and declared effective by the Securities and Exchange Commission before the Reporting Persons may sell any of the Registration Shares under the registration statement. The purpose of the Reporting Persons in exercising such rights under the Registration Rights Agreement is to enhance the liquidity of the Registration Shares and to facilitate any future sales of the Registration

Shares. It should be noted, however, that the registration of the Registration Shares does not necessarily mean that the Reporting Persons will sell all or any of the Registration Shares. If the registration statement is filed and declared effective, the Reporting Persons may from time to time offer and sell any or all of the Registration Shares. The Reporting Persons currently intend that, subject to market conditions and the considerations listed below, the Reporting Persons will sell approximately 4,700,000 of the Registration Shares in the next 30 to 60 days. The determination to conduct any sales of the Registration Shares will be based on the continuing assessment by the Reporting Persons of market conditions, market price of shares of Common Stock and other considerations deemed relevant by the Reporting Persons at the time, and, notwithstanding the foregoing, the Reporting Persons may determine not to sell any of the Registration Shares. The possible plans and actions of the Reporting Persons could be subject to change. The Reporting Persons will continue to review their investment in the Common Stock and evaluate their plans and intentions as previously described in this Schedule 13D (including, without limitation, Amendment No. 13 hereto).

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 19 Letter, dated May 14, 2003, from Security Capital Group to Regency Centers Corporation.

Exhibit 20 Joint Press Release, dated May 14, 2003, issued by Security Capital Group and Regency Centers Corporation.

Exhibit 21          Power of Attorney, dated March 12, 2002, appointing Mr.
                    Kevin Korsh (among others) as attorney-in-fact for General Electric Company.

Exhibit 22          Power of Attorney, dated March 13, 2002, appointing Mr.
                    Kevin Korsh (among others) as attorney-in-fact for General Electric Capital Services, Inc.

Exhibit 23          Power of Attorney, dated April 30, 2003, appointing Mr.
                    Kevin Korsh as attorney-in-fact for General Electric Capital Corporation.

Exhibit 24          Power of Attorney, dated April 30, 2003, appointing Mr.
                    Kevin Korsh (among others) as attorney-in-fact for GE International Holdings Corporation.

Exhibit 25 Power of Attorney, dated April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Group Incorporated.

Exhibit 26 Power of Attorney, dated April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for SC Capital Incorporated.

Exhibit 27 Power of Attorney, dated April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for SC Realty Incorporated.

Exhibit 28 Power of Attorney, dated April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Operations Incorporated.

Exhibit 29 Power of Attorney, dated April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Shopping Mall Business Trust.

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  May 14, 2003

                            GENERAL ELECTRIC COMPANY

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            GENERAL ELECTRIC CAPITAL SERVICES, INC.

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            GENERAL ELECTRIC CAPITAL CORPORATION

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            SECURITY CAPITAL GROUP INCORPORATED

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact

                            SC CAPITAL INCORPORATED

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            SC REALTY INCORPORATED

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            SECURITY CAPITAL OPERATIONS INCORPORATED

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact



                            SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST

                            By: /s/ Kevin Korsh
                                ----------------------------------------------
                                Name: Kevin Korsh
                                Title: Attorney-in-fact

                                  EXHIBIT INDEX


       Exhibit No.                             Description
       -----------                             -----------

           19 Letter, dated as of May 14, 2003, from Security Capital Group to Regency Centers Corporation.

           20 Joint Press Release, dated May 14, 2003, issued by Security Capital Group and Regency Centers Corporation.

           21 Power of Attorney, dated as of March 12, 2002, appointing Mr. Kevin Korsh (among others) as attorney-in-fact for General Electric Company.

           22 Power of Attorney, dated as of March 13, 2002, appointing Mr. Kevin Korsh (among others) as attorney-in-fact for General Electric Capital Services, Inc.

           23 Power of Attorney, dated as of April 30, 2003, appointing Mr. Kevin Korsh as attorney-in-fact for General Electric Capital Corporation.

           24 Power of Attorney, dated as of April 30, 2003, appointing Mr. Kevin Korsh (among others) as attorney-in-fact for GE International Holdings Corporation.

           25 Power of Attorney, dated as of April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Group Incorporated.

           26 Power of Attorney, dated as of April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for SC Capital Incorporated.

           27 Power of Attorney, dated as of April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for SC Realty Incorporated.

           28 Power of Attorney, dated as of April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Operations Incorporated.

           29 Power of Attorney, dated as of April 30, 2003, appointing each of Mr. Kevin Korsh and Mr. Mark Kaplow as attorney-in-fact for Security Capital Shopping Mall Business Trust.




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